Exhibit 99.1

NEWS	Contact: Blake McCarthy (713) 815-3535

FOR IMMEDIATE RELEASE

NOV Reports Fourth quarter and full year 2021 Results

HOUSTON, TX, February 3, 2022 — NOV Inc. (NYSE: NOV) today reported fourth quarter 2021 revenues of $1.52 billion, an increase of 13 percent compared to the third quarter of 2021 and an increase of 14 percent compared to the fourth quarter of 2020. Net loss for the fourth quarter of 2021 was $40 million, or 2.6 percent of sales, which included $11 million in pre-tax charges related to continued COVID-19 challenges on projects in Asian shipyards and $9 million of Other Items (see Corporate Information for additional details). Adjusted EBITDA (operating profit excluding depreciation, amortization, and Other Items) increased sequentially to $69 million, or 4.5 percent of sales. See reconciliation of Adjusted EBITDA to Net Income (Loss).

Revenues for the full year 2021 were $5.52 billion, operating loss was $134 million, and net loss was $250 million, or $0.65 per share. Adjusted EBITDA for the full year was $229 million, or 4.1 percent of sales.

“Improving oil, gas and offshore wind power activity helped fuel double-digit sequential revenue growth in all three of NOV’s operating segments during the fourth quarter,” stated Clay Williams, Chairman, President, and CEO.  “Solid customer demand helped push newly-placed orders above the Company’s shipments out of backlog once again this quarter, as customers increased activity in response to higher energy prices.  Nevertheless, the emergence of the Omicron variant of COVID-19, together with persistent and increasing supply chain disruptions increased freight, manufacturing labor, and component costs in a number of areas and are continuing into 2022. During the fourth quarter, these headwinds affected incremental margin flow-through in all three segments.”

“As the world emerges from the pandemic and greater economic activity resumes, it is becoming increasingly evident that supply of petroleum is uncomfortably tight.  Global activity needs to increase to meet growing demand while energy transition efforts accelerate.  Against this backdrop, we are focused on improving margins through a combination of higher product pricing, growing revenue from NOV’s proprietary technologies, and better execution against ongoing supply chain challenges.  The Company’s strong financial position, global reach, large installed base of oilfield and wind installation equipment, and growing portfolio of energy transition technologies position it well as we advance further into the emerging up-cycle.”

Wellbore Technologies

Wellbore Technologies generated revenues of $576 million in the fourth quarter of 2021, an increase of 14 percent from the third quarter of 2021 and an increase of 54 percent from the fourth quarter of 2020. The increase in revenues was driven by continued growth in global drilling activity levels, market share gains in certain product lines, and higher prices. Operating profit was $50 million, or 8.7 percent of sales, and included -$1 million of Other Items. Adjusted EBITDA increased $11 million sequentially and $76 million from the prior year to $88 million, or 15.3 percent of sales.

Completion & Production Solutions

Completion & Production Solutions generated revenues of $549 million in the fourth quarter of 2021, an increase of 15 percent from the third quarter of 2021 and an increase of 1 percent from the fourth quarter of 2020. Operating loss was $16 million, or 2.9 percent of sales, and included $2 million in Other Items. Adjusted EBITDA increased $7 million sequentially and decreased $26 million from the prior year to $2 million, or 0.4 percent of sales. Continued COVID-19 related operational challenges negatively impacted margin flow-through during the quarter.

New orders booked during the quarter totaled $495 million, representing a book-to-bill of 159 percent when compared to the $311 million of orders shipped from backlog. As of December 31, 2021, backlog for capital equipment orders for Completion & Production Solutions was $1.29 billion, an increase of 85% over the prior year.

Rig Technologies

Rig Technologies generated revenues of $431 million in the fourth quarter of 2021, an increase of 11 percent from the third quarter of 2021 and a decrease of 1 percent from the fourth quarter of 2020. Operating profit was $1 million, or less than one percent of sales, and included $3 million of Other Items. Adjusted EBITDA decreased $4 million sequentially and increased $2 million from the prior year to $21 million, or 4.9 percent of sales. A less favorable sales mix, supply chain disruptions, and inflationary costs negatively impacted sequential margin flow-through during the quarter.

New orders booked during the quarter totaled $191 million, representing a book-to-bill of 102 percent when compared to the $188 million of orders shipped from backlog. As of December 31, 2021, backlog for capital equipment orders for Rig Technologies was $2.77 billion.

Corporate Information

During the fourth quarter, the Company recognized $9 million of Other Items due to restructuring costs, net of related credits. See reconciliation of Adjusted EBITDA to Net Income.

As of December 31, 2021, the Company had total debt of $1.71 billion, with $2.00 billion available on its primary revolving credit facility, and $1.59 billion in cash and cash equivalents.

Significant Achievements

NOV successfully booked an order for GustoMSC™ NG-16000X wind installation vessel for a customer in Continental Europe.  The vessel includes the GustoMSC rack and pinion jacking system with a high-performance variable speed drive, a regenerative power option that significantly enhances fuel efficiency, and a 2,600-ton leg encircling crane that makes it installation-ready for the larger monopile foundations and wind turbines in future developments.  Additionally, NOV booked an order for two fully electric FPSO crane packages designed for loading and unloading shipping vessels, and internal load handling.

NOV received an order for thirty additional NOVOS™ systems from a leading North American driller.  The enhanced process execution and rig performance enabled by NOVOS has been a clear differentiator for this customer that has now outfitted the entirety of its active rig fleet with NOVOS automation systems.

NOV booked multiple FPSO topside module awards for the strengthening offshore Brazil market, including the gas dehydration, separation, and water treatment systems for the Mero 4 and P78 projects, large investments that are pivotal to the continuing development of Brazil’s natural resources.  These awards are strong examples of the increased appetite to pursue large offshore projects by key national oil company customers. NOV continues to establish itself as a key supplier of production infrastructure technology into a market that is well positioned for growth in the coming decade.

NOV's Tolteq™ measurement while drilling tools continued to expand its geographic scope in the fourth quarter, being deployed for the first time in three new markets – Argentina, Poland, and Belarus. In Argentina, a leading South American drilling service company used the latest generation Tolteq NXT MWD tools to successfully drill an 8,400-ft directional well in the Vaca Muerta shale play. In Poland, an independent directional driller deployed a Tolteq MWD tool to drill three directional re-entry wells, which also utilized a ReedHycalog™ Bi-Center drill bit and Downhole drilling motors to drill an optimal production hole. In Belarus, a vertically integrated exploration and production company successfully drilled two directional wells using Tolteq MWD tools together with NOV's agitator, drilling motor, and ReedHycalog drill bits. The Tolteq MWD tools were able to reliably provide real-time data despite the use of aerated drilling mud, which typically presents challenges for MWD tools.

NOV received an order for a completion and workover riser (“CWOR”) in Brazil, representing the third riser order in 2021. This 6-5/8" V150™ XT-MF™ 69 riser will be used in some of the world's deepest offshore wells. NOV’s robust CWORs are used in high pressure rated connections and designed to withstand repeated make-up and break-out cycles. They can be utilized with drill pipe running and handling equipment and do not require a specialized tubular running services crew. By design, the connection's fast make-up does not limit the riser deployment speed.

NOV WellSite Services has won a contract with a major operator in Guyana for its Brandt Petro-Claim™ system to support the recycle and re-use strategy for its offshore drilling program. This project will support multiple drillships and provides a very aggressive recycle, re-use, and waste minimization program for the operator’s synthetic-base mud system. NOV’s patented Petro Claim process uses electrophoresis to effectively separate the ultra-fine drilled solids out of oil-based mud and recover the valuable base oil for re-use in the mud system. The resulting clean base oil yields significant savings in mud dilution, waste disposal costs, and related logistics, while also lowering the customer’s carbon footprint and decreasing environmental risk.

NOV acquired a leading independent provider of managed pressure drilling (“MPD”) equipment, complete with a significant technology portfolio and engineering team.  With a product suite ranging from rotating control devices targeting the West Texas market to full-kit offshore MPD systems integrated with wired drill pipe data services, NOV’s MPD equipment business will fully enable customers to make operational adjustments in real-time and optimize their well construction processes regardless of the drilling environment.

NOV was asked by the City of Los Angeles Bureau of Street Lighting to provide tapered round and octagonal small cell concrete poles designed to maintain the façade of the city's 21 Historic Preservation Overlay Zones. This unique project is the culmination of a 3-year relationship and collaborative engineering development between NOV and the City of Los Angeles.

NOV's VectorZIEL 600 Rotary Steerable System tool was deployed in the Middle East to drill an 8 ½" build section in a single run. The tool successfully delivered the desired 6°/30m build rate, and the near bit gamma measurement capability was used to adjust the well plan in real-time and land the well in the target zone. Offering a higher rate of penetration, improved cuttings removal, and precise trajectory control, the system helps produce higher-quality boreholes at reduced operational costs, even in the most demanding drilling applications.

NOV was awarded a three-year contract with a national oil company in the Far East for real-time data monitoring and management services, supporting 59 onshore rigs. This contract will utilize NOV’s RigSense™ wellsite data acquisition product along with its RMS and WellData cloud-based portal solutions, which enable real-time monitoring of drilling information anywhere in the world as if at the wellsite.  With its feature-rich toolkit, users can seamlessly collaborate and share insights to reduce nonproductive time and improve operational efficiency by quickly identifying potential trouble spots, overseeing drilling efficiencies across a rig fleet, and comparing well production to offset wells.

Fourth Quarter Earnings Conference Call

NOV will hold a conference call to discuss its fourth quarter 2021 results on February 4, 2022 at 10:00 AM Central Time (11:00 AM Eastern Time). The call will be broadcast simultaneously at www.nov.com/investors. A replay will be available on the website for 30 days.

About NOV

NOV (NYSE: NOV) delivers technology-driven solutions to empower the global energy industry. For more than 150 years, NOV has pioneered innovations that enable its customers to safely produce abundant energy while minimizing environmental impact. The energy industry depends on NOV’s deep expertise and technology to continually improve oilfield operations and assist in efforts to advance the energy transition towards a more sustainable future. NOV powers the industry that powers the world.

Visit www.nov.com for more information.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures that management believes are useful tools for internal use and the investment community in evaluating NOV’s overall financial performance. These non-GAAP financial measures are broadly used to value and compare companies in the oilfield services and equipment industry. Not all companies define these measures in the same way. In addition, these non-GAAP financial measures are not a substitute for financial measures prepared in accordance with GAAP and should therefore be considered only as supplemental to such GAAP financial measures. Please see the attached schedules for reconciliations of the differences between the non-GAAP financial measures used in this press release and the most directly comparable GAAP financial measures.

Cautionary Statement for the Purpose of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from the actual future events or results. Readers are referred to documents filed by NOV with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

Certain prior period amounts have been reclassified in this press release to be consistent with current period presentation.

CONTACT:

Blake McCarthy

Vice President, Corporate Development and Investor Relations

(713) 815-3535

Blake.McCarthy@nov.com

NOV INC.

CONSOLIDATED STATEMENTS OF INCOME (LOSS) (Unaudited)

(In millions, except per share data)

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2021	2020	2021	2021	2020
Revenue:
Wellbore Technologies	$576	$373	$507	$1,959	$1,867
Completion & Production Solutions	549	546	478	1,963	2,433
Rig Technologies	431	437	390	1,739	1,919
Eliminations	(39)	(29)	(34)	(137)	(129)
Total revenue	1,517	1,327	1,341	5,524	6,090
Gross profit (loss)	202	(66)	185	774	434
Gross profit (loss) %	13.3%	(5.0%)	13.8%	14.0%	7.1%

Selling, general, and administrative	217	235	228	908	968
Long-lived asset impairment	—	—	—	—	1,891
Operating loss	(15)	(301)	(43)	(134)	(2,425)
Interest and financial costs	(19)	(19)	(19)	(77)	(84)
Interest income	2	2	3	9	7
Equity income (loss) in unconsolidated affiliates	1	(10)	(2)	(5)	(260)
Other income (expense), net	2	2	1	(23)	(17)
Loss before income taxes	(29)	(326)	(60)	(230)	(2,779)
Provision (benefit) for income taxes	14	22	5	15	(242)
Net loss	(43)	(348)	(65)	(245)	(2,537)
Net (income) loss attributable to noncontrolling interests	(3)	(1)	4	5	5
Net loss attributable to Company	$(40)	$(347)	$(69)	$(250)	$(2,542)
Per share data:
Basic	$(0.10)	$(0.90)	$(0.18)	$(0.65)	$(6.62)
Diluted	$(0.10)	$(0.90)	$(0.18)	$(0.65)	$(6.62)
Weighted average shares outstanding:
Basic	387	385	387	386	384
Diluted	387	385	387	386	384

NOV INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions)

	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$1,591	$1,692
Receivables, net	1,321	1,274
Inventories, net	1,331	1,408
Contract assets	461	611
Other current assets	198	224
Total current assets	4,902	5,209

Property, plant and equipment, net	1,823	1,927
Lease right-of-use assets	537	566
Goodwill and intangibles, net	2,030	2,020
Other assets	258	207
Total assets	$9,550	$9,929

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$612	$489
Accrued liabilities	778	863
Contract liabilities	392	354
Current portion of lease liabilities	99	110
Current portion of long-term debt	5	—
Accrued income taxes	24	51
Total current liabilities	1,910	1,867

Long-term debt	1,708	1,834
Lease liabilities	576	612
Other liabilities	292	337
Total liabilities	4,486	4,650

Total stockholders’ equity	5,064	5,279
Total liabilities and stockholders’ equity	$9,550	$9,929

NOV INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	Years Ended
	December 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(245)	$(2,537)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	306	352
Goodwill and indefinite-lived intangible asset impairment	—	1,378
Long-lived asset impairment	—	513
Working capital and other operating items, net	230	1,220
Net cash provided by operating activities	291	926

Cash flows from investing activities:
Purchases of property, plant and equipment	(201)	(226)
Business acquisitions, net of cash acquired	(52)	(14)
Other	57	96
Net cash used in investing activities	(196)	(144)

Cash flows from financing activities:
Borrowings against lines of credit and other debt	60	36
Payments against lines of credit and other debt	(183)	(217)
Cash dividends paid	(20)	(19)
Other	(46)	(59)
Net cash used in financing activities	(189)	(259)
Effect of exchange rates on cash	(7)	(2)
Increase (decrease) in cash and cash equivalents	(101)	521
Cash and cash equivalents, beginning of period	1,692	1,171
Cash and cash equivalents, end of period	$1,591	$1,692

NOV INC.

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME (LOSS) (Unaudited)

(In millions)

Presented below is a reconciliation of Net Income (Loss) to Adjusted EBITDA. The Company defines Adjusted EBITDA as Operating Profit excluding Depreciation, Amortization and, when applicable, Other Items.  Management believes this is important information to provide because it is used by management to evaluate the Company’s operational performance and trends between periods and manage the business.  Management also believes this information may be useful to investors and analysts to gain a better understanding of the Company’s results of ongoing operations.  Adjusted EBITDA is not intended to replace GAAP financial measures, such as Net Income. Other Items include impairment, restructure, severance, and facility closure costs and inventory charges and credits, and a post-warranty product modification.

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2021	2020	2021	2021	2020
Operating profit (loss):
Wellbore Technologies	$50	$(78)	$32	$74	$(858)
Completion & Production Solutions	(16)	(31)	(26)	(65)	(977)
Rig Technologies	1	(132)	1	43	(362)
Eliminations and corporate costs	(50)	(60)	(50)	(186)	(228)
Total operating profit (loss)	$(15)	$(301)	$(43)	$(134)	$(2,425)

Other Items:
Wellbore Technologies	$(1)	$46	$7	$30	$849
Completion & Production Solutions	2	43	6	—	1,132
Rig Technologies	3	132	6	20	402
Corporate	5	15	5	7	40
Total Other Items	$9	$236	$24	$57	$2,423

Depreciation & amortization:
Wellbore Technologies	$39	$44	$38	$158	$187
Completion & Production Solutions	16	16	15	62	75
Rig Technologies	17	19	18	71	77
Corporate	3	3	4	15	13
Total depreciation & amortization	$75	$82	$75	$306	$352

Adjusted EBITDA:
Wellbore Technologies	$88	$12	$77	$262	$178
Completion & Production Solutions	2	28	(5)	(3)	230
Rig Technologies	21	19	25	134	117
Eliminations and corporate costs	(42)	(42)	(41)	(164)	(175)
Total Adjusted EBITDA	$69	$17	$56	$229	$350

Reconciliation of Adjusted EBITDA:
GAAP net income (loss) attributable to Company	$(40)	$(347)	$(69)	$(250)	$(2,542)
Noncontrolling interests	(3)	(1)	4	5	5
Provision (benefit) for income taxes	14	22	5	15	(242)
Interest expense	19	19	19	77	84
Interest income	(2)	(2)	(3)	(9)	(7)
Equity loss in unconsolidated affiliate	(1)	10	2	5	260
Other (income) expense, net	(2)	(2)	(1)	23	17
Depreciation and amortization	75	82	75	306	352
Other Items	9	236	24	57	2,423
Total Adjusted EBITDA	$69	$17	$56	$229	$350